UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 7, 2016

RESOLUTE FOREST PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33776	98-0526415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada		H3C 2M1
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Senior Secured Credit Facility

On September 7, 2016 (the “Closing Date”), Resolute Forest Products Inc. (“Resolute” or the “Company”) and its U.S. operating subsidiaries, Resolute FP US Inc.; Fibrek Recycling U.S. Inc.; Resolute FP Augusta LLC; Atlas Southeast Papers, Inc.; Accurate Paper Holdings, LLC; and Atlas Paper Mills, LLC, as borrowers, and the guarantors party thereto, entered into a senior secured credit facility (the “Senior Secured Credit Facility”) for up to $185 million with American AgCredit, PCA, as administrative agent and collateral agent, and the lenders from time to time party thereto.

The Senior Secured Credit Facility provides a term loan of $46.25 million (“Term Loan”), a revolving credit facility of up to $138.75 million (“Revolving Credit Facility”), and also contemplates an uncommitted option to increase the Senior Secured Credit Facility by up to $175 million, subject to certain terms and conditions.

Interest rates under the Senior Secured Credit Facility are based, at the Company’s election, on either a floating rate based on the London Interbank Offered Rate (“LIBOR”), or a base rate, in each case plus a spread over the index. The base rate is a rate determined by the administrative agent on the first business day of each week as the highest of (i) the prime rate; (ii) the federal funds effective rate plus one half of one percent; and (iii) one percent greater than the one-month LIBOR rate. The applicable spread over the index fluctuates quarterly based upon the Company’s capitalization ratio, which is defined as the ratio of the Company’s funded indebtedness to the sum of the Company’s funded indebtedness and its net worth. For the Term Loan, the initial applicable spread is 1.00% for base rate loans and 2.00% for LIBOR rate loans and thereafter will range from 0.875% to 1.500% for base rate loans, and from 1.875% to 2.500% for LIBOR rate loans. For loans under the Revolving Credit Facility, the initial applicable spread is 0.625% for base rate loans and 1.625% for LIBOR rate loans and thereafter will range from 0.500% to 1.125% for base rate loans, and from 1.500% to 2.125% for LIBOR rate loans. The Senior Secured Credit Facility was issued by eight lenders within the farm credit system and will be eligible for patronage refunds. Patronage refunds are distributions of profits from lenders in the farm credit system, which are cooperatives that are required to distribute profits to their members. Patronage distributions, which are made in either cash or stock, are received in the year after they were earned. Had the loans under the Senior Secured Credit Facility been outstanding during all of 2015, the Company would have received a patronage refund equal to approximately 0.626% of the principal amount outstanding. Future refunds will be dependent on future farm credit lender profits, made at the discretion of each farm credit lender and cannot be determined at this time.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facility, the borrowers are required to pay a fee in respect of unutilized commitments under the Revolving Credit Facility equal to 0.325% per annum when average daily utilization under the Revolving Credit Facility for the prior fiscal quarter is less than or equal to 35% of the total revolving commitments, and 0.275% per annum when average daily utilization under the Revolving Credit Facility for the prior fiscal quarter is greater than 35% of the total revolving commitments. The fee for unutilized commitments will be 0.325% per annum initially.

The outstanding principal balance of the Term Loan is due and payable on September 7, 2025. Principal amounts outstanding under the Revolving Credit Facility will be due and payable on September 7, 2022. Base rate loans under the Senior Secured Credit Facility may be repaid from time to time at the discretion of the borrowers without premium or penalty. LIBOR rate loans may be repaid from time to time at the discretion of the borrowers, subject to breakage costs, if any. Amounts repaid on the Term Loan may not be subsequently re-borrowed. Principal amounts under the Revolving Credit Facility may be drawn, repaid, and redrawn until September 6, 2022. The Company is required to make a prepayment of 100% of the net cash proceeds in excess of $25 million in aggregate in any fiscal year from the sale of any collateral, and 100% of net cash proceeds in excess of $25 million in aggregate in any fiscal year on the loss of any collateral, subject to certain exceptions and certain reinvestment rights.

Pursuant to the Senior Secured Credit Facility, the borrowers are also required to maintain a capitalization ratio not greater than 45% at all times, available liquidity of not less than $100 million, and a collateral coverage ratio of not less than 1.8 to 1.0 (each as defined in the Senior Secured Credit Facility). In addition, the Senior Secured Credit Facility contains certain covenants applicable to the Company and its subsidiaries, including, among others: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the existence or incurrence and repayment of indebtedness; (iii) restrictions on the existence or incurrence of liens; (iv) restrictions on the Company and certain of its subsidiaries making certain restricted payments; (v) restrictions on making certain investments; (vi) restrictions on certain mergers, consolidations, and asset dispositions; (vii) restrictions on transactions with affiliates; and (viii) restrictions on modifications to material indebtedness. The Senior Secured Credit Facility also requires the borrowers to maintain a nominal equity investment in American AgCredit, PCA, which was $1,000 at closing.

The Senior Secured Credit Facility includes customary representations and warranties of the borrowers, and, subject to customary grace periods and notice requirements, also contains certain customary events of default.

On the Closing Date, the Company borrowed $46.25 million under the Term Loan. The Company’s immediate intentions are to use proceeds of the new credit facilities to repay most of the current balance on its existing senior secured asset-based revolving credit facility. Both the existing and the new revolving credit facilities will then be used, as required, for general corporate purposes, notably to complete the funding requirements related to the Company’s tissue project at its Calhoun, Tennessee, facility.

The obligations under the Senior Secured Credit Facility are guaranteed by certain material U.S. subsidiaries of the Company and are secured by a first priority mortgage encumbering one of the borrower’s pulp, paper and wood products mill and associated real property located in Calhoun, Tennessee, and a first priority security interest on the fixtures and equipment located therein.

The foregoing summary of the Senior Secured Credit Facility is qualified in its entirety by reference to the complete text of the Senior Secured Credit Facility, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this report with respect to the Senior Secured Credit Facility is incorporated in this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure

On September 7, 2016, the Company issued a press release regarding the Senior Secured Credit Facility. The press release is furnished as Exhibit 99.1 to this report.

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Resolute Forest Products press release dated September 7, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

Date: September 13, 2016	By	/s/ Jacques P. Vachon
Jacques P. Vachon Senior Vice President and Chief Legal Officer

INDEX OF EXHIBITS

Exhibit No.	Description

99.1	Resolute Forest Products press release dated September 7, 2016